As filed with the Securities and Exchange Commission on October 26, 2016
Registration No. 333-208646

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON
FORM S-8 TO FORM S-4 REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

(Exact Name of Registrant as Specified in its Charter)

Delaware	27-1454759
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
4725 Piedmont Row Drive, Suite 110 Charlotte, North Carolina (Address of Principal Executive Offices)	28210 (Zip Code)

FNB CORP. 2003 STOCK INCENTIVE PLAN
COMMUNITYONE BANCORP 2012 INCENTIVE PLAN
(Full titles of the plans)

Christopher G. Marshall
Chief Financial Officer
Capital Bank Financial Corp.
  4725 Piedmont Row Drive, Suite 110
Charlotte, North Carolina 28210
(704) 554-5901 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Class A common stock, par value $0.01	164,204	N/A	N/A	N/A
(1)	This Post-Effective Amendment No. 1 on Form S-8 covers shares of the Registrant's Class A common stock originally registered on the Registration Statement on Form S-4, as amended, to which this filing is an amendment. The amount in this column represents the maximum amount issuable under outstanding stock options granted under the FNB Corp. 2003 Stock Incentive Plan and the CommunityOne Bancorp 2012 Incentive Plan, which options were assumed by the Registrant in connection with the merger of CommunityOne Bancorp with and into the Registrant (the "Merger"). The Merger closed on October 26, 2016. Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), there are also being registered such additional shares of Class A common stock that become available under the foregoing plans in connection with changes in the number of shares of outstanding Class A common stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits.
(2)	The registration fee in respect of such shares of Class A common stock was previously paid at the time of the original filing of the Registration Statement on Form S-4, as amended, relating to such Class A common stock.

EXPLANATORY NOTE

Capital Bank Financial Corp. ("Capital Bank Financial" or the "Registrant") hereby amends its Registration Statement on Form S-4 (Registration No. 333-208646) filed on December 21, 2015, as amended (the "Form S-4"), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to shares of the Registrant's Class A common stock, par value $0.01 per share ("Capital Bank Financial Class A Common Stock"), issuable upon the exercise of options granted pursuant to terms of the FNB Corp. 2003 Stock Incentive Plan and the CommunityOne Bancorp 2012 Incentive Plan (formerly named the "FNB United Corp. 2012 Incentive Plan") (collectively, the "CommunityOne Stock Plans") and held by CommunityOne employees (as defined below), which were assumed by Capital Bank Financial in the Merger (as defined below).  All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

On October 26, 2016, Capital Bank Financial and CommunityOne Bancorp, a North Carolina corporation ("CommunityOne"), consummated the merger (the "Merger") of CommunityOne with and into Capital Bank Financial, pursuant to the Agreement and Plan of Merger dated as of November 22, 2015 (the "Merger Agreement") by and between Capital Bank Financial and CommunityOne.  CommunityOne's common stock, par value $0.01 per share ("CommunityOne Common Stock"), is no longer publicly outstanding, and shares of CommunityOne Common Stock currently represent the right to receive the consideration described in the Merger Agreement.

At the effective time of the Merger, each option granted by CommunityOne to purchase shares of CommunityOne Common Stock under a CommunityOne Stock Plan, whether vested or unvested, that was outstanding and unexercised immediately prior to the effective time, fully vested and was assumed by Capital Bank Financial and converted into corresponding options with respect to Capital Bank Financial Class A Common Stock (the "Assumed Options") exercisable for a number of whole shares of Capital Bank Financial Class A Common Stock pursuant a formula described in the Merger Agreement.  This registration statement has been filed for the purpose of registering up to 164,204 shares of Capital Bank Financial Class A Common Stock issuable in connection with the Assumed Options held by CommunityOne employees ("employees" as defined in General Instruction A.1(a) to Form S-8).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act").

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the "SEC"), are incorporated herein by reference:

(a)	The Registrant's latest Annual Report on Form 10-K for the year ended December 31, 2015 filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a); and

(c)
The description of Capital Bank Financial Class A Common Stock included in the Registrant's Registration Statement on Form S-4, filed with the SEC on December 21, 2015, as amended on February 16, 2016, February 26, 2016 and March 14, 2016.

 All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the SEC, be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.  Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law ("DGCL") permits, under certain circumstances, the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful.  To the extent that a present or former director or officer of the corporation has been successful in defending any such proceeding, the DGCL provides that he or she shall be indemnified against expenses (including attorneys' fees), actually and reasonably incurred by him or her in connection therewith.  With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys' fees), actually and reasonably incurred, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation.  The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper.  Except with respect to mandatory indemnification of expenses to successful defendants as described above or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case (1) by majority vote of the directors that are not parties to the proceeding, even though less than a quorum, or (2) by a committee of the directors that are not a party to the proceeding who have been appointed by a majority vote of directors who are not party to the proceeding, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the shareholders.  The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he or she is not entitled to indemnification.  Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him or her in his or her designated capacity, whether or not the corporation itself would be empowered to indemnify him or her against such liability.

Capital Bank Financial has adopted provisions in its certificate of incorporation that provide for indemnification of its officers and directors to the maximum extent permitted under the DGCL, provided that, except for proceedings to enforce rights to indemnification, Capital Bank Financial will indemnify an indemnitee in connection with a proceeding initiated by that person only if the proceeding was authorized by the board of directors.  As authorized by the DGCL, under Capital Bank Financial's certificate of incorporation, no director shall be personally liable to Capital Bank Financial or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under DGCL Section 174 (concerning unlawful distributions to stockholders), or (4) for any transaction from which the director derived an improper personal benefit.  Capital Bank Financial's certificate of incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.  Capital Bank Financial has purchased an insurance policy that purports to insure the officers and directors of Capital Bank Financial against certain liabilities incurred by them in the discharge of their functions as such officers and directors.

The foregoing is only a general summary of certain aspects of Delaware law and Capital Bank Financial's certificate of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete.  It is qualified in its entirety by reference to the detailed provisions of those Sections of the DGCL referenced above and the certificate of incorporation and bylaws of Capital Bank Financial.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
5.1	Opinion of Wachtell, Lipton, Rosen & Katz.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Crowe Horwath LLP.
23.3	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (previously included on the signature page to the Registration Statement on Form S-4 (File No. 333-208646), filed with the SEC on December 18, 2015).
99.1
FNB United Corp. 2003 Stock Incentive Plan, as amended and restated as of December 31, 2008 (incorporated by reference to Exhibit 10.23 to CommunityOne Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 17, 2008).

99.2	FNB United Corp. Amended and Restated 2012 Incentive Plan (incorporated by reference to Appendix B of CommunityOne Bancorp's Proxy Statement on Schedule 14A, filed with the SEC on April 24, 2013).

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii.
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No.1 on Form S-8 to the Registrant's Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 26th day of October, 2016.

CAPITAL BANK FINANCIAL CORP.

By:	/s/ Christopher G. Marshall
Name: Christopher G. Marshall
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 26th day of October, 2016:

Signature	Title	Date
/s/ R. Eugene Taylor	Chairman and Chief Executive Officer (Principal Executive Officer)	October 26, 2016
R. Eugene Taylor

/s/ Christopher G. Marshall	Chief Financial Officer (Principal Financial and Accounting Officer)	October 26, 2016
Christopher G. Marshall
*	Director	October 26, 2016
Martha M. Bachman
*	Director	October 26, 2016
Richard M. DeMartini
*	Director	October 26, 2016
Peter N. Foss
*	Director	October 26, 2016
William A. Hodges
	Director	October 26, 2016
Scott B. Kauffman
*	Director	October 26, 2016
Oscar A. Keller III
*	Director	October 26, 2016
Mark D. Oken
/s/ Robert L. Reid	Director	October 26, 2016
Robert L. Reid
*	Director	October 26, 2016
William G. Ward Sr., M.D.

*by:	/s/ R. Eugene Taylor
R. Eugene Taylor
as Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Wachtell, Lipton, Rosen & Katz.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Crowe Horwath LLP.
23.3	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (previously included on the signature page to the Registration Statement on Form S-4 (File No. 333-208646), filed with the SEC on December 18, 2015).
99.1
FNB United Corp. 2003 Stock Incentive Plan, as amended and restated as of December 31, 2008 (incorporated by reference to Exhibit 10.23 to CommunityOne Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 17, 2008).

99.2	FNB United Corp. Amended and Restated 2012 Incentive Plan (incorporated by reference to Appendix B of CommunityOne Bancorp's Proxy Statement on Schedule 14A, filed with the SEC on April 24, 2013).